Exhibit 99.1

NEWS RELEASE

For Immediate Release:
April 23, 2018

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Reports First Quarter 2018 Financial Results
Combination with McDermott International Expected to Close in May 2018
Company Will Not Hold Earnings Conference Call Due to Pending Combination with McDermott
THE WOODLANDS, Texas – April 23, 2018 – CB&I (NYSE:CBI) today announced financial results for the first quarter of 2018.
Highlights

•	78 percent increase in net income versus year-ago quarter

•	Solid operating performance in Fabrication Services, Technology, and E&C groups, including no material charges on Cameron LNG, Freeport LNG and Calpine power projects

•	Cost reduction program and higher-margin mix yield gross margin improvement of 170 basis points versus year-ago quarter

•	12 percent reduction in sales and administrative expense versus year-ago quarter

•	Company engaged in high level of bidding activity, with attractive prospect list for 2018

•	Combination with McDermott International expected to close in May, subject to the receipt of CB&I and McDermott stockholder approvals and satisfaction of all other closing conditions
The company reported net income of $43.9 million, or $0.43 per fully diluted share, for the first quarter of 2018, consistent with the preliminary results released by the company on April 12, 2018.
Results for the first quarter of 2018 compare to net income of $24.7 million, or $0.24 per fully diluted share, in the first quarter of 2017.
President and Chief Executive Officer Patrick Mullen said, “We are pleased with the strong execution across all three of our operating groups, relative to the year-ago quarter, which resulted in a 78 percent increase in net income. Our results reflect an increase of 170 basis points in gross margin due to a higher margin mix and the benefits of our $100 million cost reduction program, which was fully implemented as of the end of 2017. The cost reduction program also contributed to a 12 percent decline in selling and administrative expense.”
Mr. Mullen continued, “We are also pleased to report an attractive prospect list for 2018. We are engaged in a high level of bid activity, and we expect customer investment decisions to be forthcoming on a number of very large projects in LNG, petrochemical and other markets. As we drive improvements across our business, we are also working toward an expected completion of the combination with McDermott in May of this year.”

First Quarter Consolidated Results
For the first quarter of 2018 backlog was $9.4 billion (or $10.5 billion including $1.1 billion related to our equity-method joint ventures), new awards were $1.1 billion and revenue was $1.7 billion – results that were below the levels of the year-ago quarter due in part to the timing of new award activity. Operating income for the first quarter of 2018 was $107.7 million, an increase of 36 percent as compared to the year-ago quarter, driven largely by improved performance in the E&C segment and company-wide cost reduction efforts. Operating income margin was 6.2 percent in the first quarter of 2018 as compared to 4.3 percent in the year-ago period.
As previously disclosed, results for the first quarter of 2018 included two non-operating items that totaled $26.1 million, or $0.20 per fully diluted share, as described below:

•	Restructuring charges of $5.1 million, or $0.04 per diluted share, related primarily to professional fees incurred in connection with the company's strategic activities; and

•	Excess interest expense of $21.0 million, or $0.16 per diluted share, associated with higher interest rates versus the year-ago quarter due to previous debt covenant amendments.
Engineering & Construction Operating Group
For the first quarter of 2018, the E&C operating group's new awards were $664.9 million, down from the year-ago quarter as market factors impacted the timing of new awards. New awards during the quarter included a large refinery expansion project in the Middle East. The decline in new awards contributed to a reduction in backlog, which was $6.8 billion (or $7.4 billion including $538 million related to our equity-method joint ventures) as of the end of the first quarter of 2018.
E&C operating group revenue for the first quarter of 2018 was $1.4 billion compared to $1.3 billion in the same period of 2017, up modestly due to increased activity on various projects in the U.S. The E&C group reported income from operations of $54.8 million, up sharply from $5.4 million in the year-ago period, reflecting improved execution across the group’s portfolio of projects. The group’s operating income margin was 4.0 percent in the first quarter of 2018 as compared to 0.4 percent in the year-ago quarter. Selected project highlights are presented below.

•
The Cameron LNG project in Louisiana was 84 percent complete as of the end of the first quarter of 2018 and is forecasted to be completed in the fourth quarter of 2019. The expected completion date is unchanged from the company’s previous estimates as of December 31, 2017.

•
The Freeport LNG project in Texas was 82 percent complete for Trains 1 and 2, and 63 percent complete for Train 3, as of the end of the first quarter of 2018. This compares to 73 percent on Trains 1 and 2 and 55 percent on Train 3 as of December 31, 2017. The total project was approximately 81 percent complete, on a physical completion basis, as of March 31, 2018. Expected completion dates on Trains 1, 2 and 3, respectively, are in the third quarter of 2019, the first quarter of 2020 and the second quarter of 2020. During the second half of 2017, the project was impacted by Hurricane Harvey. The direct impacts of Hurricane Harvey included the cost of demobilization and remobilization and damaged pipe and other materials. These direct impacts were included in our forecasts for the project during 2017 and were partially offset by an increase in project price for claims and anticipated insurance recoveries on the project. We are continuing to evaluate and estimate the indirect impacts of the Hurricane, including potential impacts to productivity and related prolongation costs. We anticipate providing the owner an estimate of the indirect impacts on the project in the second quarter 2018. Such impacts have not been included in our forecasts, and although such impacts could be significant, we believe any costs incurred as a result of Hurricane Harvey (subject to unallowable costs which we have accounted for) are recoverable under the contractual provisions of our contract, including force majeure.

•
The Calpine combined-cycle gas turbine power project in Pennsylvania was 84 percent complete as of the end of the first quarter of 2018 and is forecasted to be completed in the fourth quarter of 2018. The expected completion date is unchanged from the company’s previous estimates as of December 31, 2017.

•	The IPL/Eagle Valley combined cycle gas turbine power project in Indiana was 99.9 percent complete as of the end of the first quarter of 2018.

Fabrication Services Operating Group
The Fabrication Services operating group reported a book-to-bill ratio of 1.2:1 in the first quarter of 2018, as new awards totaled $310.9 million in relation to revenue of $262.7 million – resulting in a modest increase in backlog, to $1.6 billion.
The Fabrication Services operating group reported operating income for the first quarter of 2018 of $25.6 million, down moderately as compared to the year-ago quarter. The group’s operating income margin for the first quarter of 2018 was 9.7 percent.
Technology Operating Group
The Technology operating group reported first-quarter 2018 backlog of $970.4 million (or $1.6 billion including $593 million related to our equity-method joint ventures), up modestly as compared to the year-ago period on new awards of $157.6 million (or $182.4 million including $24.8 million of equity-method joint ventures). New awards in the first quarter of 2018 included a license and heater supply project in the Asia Pacific region.
Technology operating group revenue was $117.6 million and income from operations was $32.4 million – results that were below the levels of the year-ago quarter due largely to routine fluctuations in the mix of licensing activity and catalyst shipments. This was reflected in the operating income margin for the quarter of 27.6 percent, which was below the level of the year-ago period.
Corporate and Other
CB&I was in compliance with its debt covenants as of the end of the first quarter of 2018. At the end of the quarter, the company had $305.2 million of cash and cash equivalents and $384.2 million of available capacity under its revolving credit facilities. The company’s total debt at the end of the first quarter of 2018 was $2.5 billion.
For the first quarter of 2018, the company reported negative operating cash flow of $240.3 million and expects improving cash flow from operations as the year progresses.
Unapproved change orders and claims totaled $229.8 million at the end of the first quarter of 2018. Net contract capital was $(834.2) million at the end of the first quarter of 2018.
Market Outlook
CB&I continues to have a strong market outlook across a range of projects and offerings, including:

•
LNG – Independent market forecasts continue to predict that global LNG demand will exceed supply by 2022-2023. To meet this demand, CB&I expects clients to make final investment decisions (FIDs) on key prospects in late 2018 or early 2019. The company and its joint venture partners continue to be well positioned in the U.S. Gulf Coast and East African regions to capitalize on the strengthening LNG market.

•
Petrochemicals – The U.S. remains an attractive market for the petrochemical industry due to the abundance of secure and inexpensive feedstock. The company’s EPC prospects in the U.S. include ammonia and methanol projects that CB&I is developing through front-end engineering work. Additionally, global demand remains healthy due to growth in ethylene, propylene, and various derivatives, especially in China, Southeast Asia, India and the Middle East.

•
Refining – CB&I, through its Chevron Lummus Global joint venture, has a strong portfolio of technologies across a range of refining processes, from upgrading heavy oils to the production of cleaner and higher octane fuels. The company’s Technology group is pursuing a variety of upgrade and enhancement opportunities globally and, on a pull-through basis, related capacity expansion projects in the Middle East and Caspian region.

•
Gas Fired Power Plants – CB&I continues to focus on building strong relationships with its key power clients such as Entergy and Duke, for whom it is currently executing several large projects. Additionally, the company continues to pursue other opportunities characterized by strong development work and client collaboration. The expected commissioning of the NET Power technology demonstration plant this year also aims to demonstrate commercial viability of this exciting new technology.

Earnings Conference Call
As a result of CB&I’s pending combination with McDermott, the company will not hold an earnings conference call.
About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With more than 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information for Investors and Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, and include, among other things, statements about the timing and completion of the combination. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of McDermott and CB&I to obtain the approvals necessary to complete the proposed combination on the anticipated timeline or at all; and the risk that a condition to the closing of the proposed combination may not be satisfied, or that the proposed combination may fail to close. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2017, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2018	2017

Revenue	$1,745,619	$1,827,352
Cost of revenue	1,572,520	1,676,401
Gross profit	173,099	150,951
% of Revenue	9.9%	8.3%

Selling and administrative expense	64,498	73,057
% of Revenue	3.7%	4.0%

Intangibles amortization	6,552	6,486
Equity earnings	(9,444)	(7,611)
Restructuring related costs	5,110	—
Other operating (income) expense, net	(1,314)	31
Income from operations	107,697	78,988
% of Revenue	6.2%	4.3%

Interest expense	(52,452)	(24,101)
Interest income	577	1,228
Income from operations before taxes	55,822	56,115

Income tax expense	(11,164)	(13,704)
Net income from continuing operations	44,658	42,411
Net income from discontinued operations	—	9,494
Net income	44,658	51,905

Less: Net income attributable to noncontrolling interests ($0 and $413 related to discontinued operations)	(764)	(27,250)
Net income attributable to CB&I	$43,894	$24,655

Net income attributable to CB&I per share (Basic):
Continuing operations	$0.43	$0.16
Discontinued operations	—	0.09
Total	$0.43	$0.25

Net income attributable to CB&I per share (Diluted):
Continuing operations	$0.43	$0.15
Discontinued operations	—	0.09
Total	$0.43	$0.24

Weighted average shares outstanding:
Basic	102,333	100,451
Diluted	102,627	101,360

Chicago Bridge & Iron Company N.V.
Segment Information
(in thousands)

	Three Months Ended March 31,
	2018		2017

NEW AWARDS (1), (2)		% of		% of
		Total		Total
Engineering & Construction	$664,853	59%	$2,236,173	80%
Fabrication Services	310,905	27%	339,065	12%
Technology	157,599	14%	220,893	8%
Total new awards - excluding equity method new awards	1,133,357		2,796,131
Technology equity method new awards	24,780		46,656
Total new awards - including equity method new awards	$1,158,137		$2,842,787

REVENUE (2)		% of		% of
		Total		Total
Engineering & Construction	$1,365,395	78%	$1,280,753	70%
Fabrication Services	262,653	15%	422,677	23%
Technology	117,571	7%	123,922	7%
Total revenue	$1,745,619		$1,827,352

INCOME FROM OPERATIONS (2)		% of		% of
		Revenue		Revenue
Engineering & Construction	$54,817	4.0%	$5,414	0.4%
Fabrication Services	25,592	9.7%	33,497	7.9%
Technology	32,398	27.6%	40,077	32.3%
Total operating groups	112,807	6.5%	78,988	4.3%
Restructuring related costs	(5,110)		—
Total income from operations	$107,697	6.2%	$78,988	4.3%

BACKLOG (1), (2)	March 31, 2018	% of Total	December 31, 2017	% of Total
Engineering & Construction	$6,813,855	73%	$7,675,662	76%
Fabrication Services	1,584,708	17%	1,532,592	15%
Technology	970,438	10%	947,568	9%
Total backlog - excluding equity method backlog (GAAP)	9,369,001		10,155,822
Engineering & Construction equity method backlog	538,246		655,174
Technology equity method backlog	593,226		579,311
Total equity method backlog	1,131,472		1,234,485
Total backlog - including equity method backlog (3)	$10,500,473		$11,390,307

(1)   New awards represent the value of new project commitments received by the Company during a given period, as well as scope growth on existing commitments.  Backlog includes the value of new awards until work is performed and revenue is recognized or until cancellation. Backlog may fluctuate with currency movements.

(2)  During the first quarter 2018, we realigned our Fabrication Services and Technology operating groups to reflect the present management oversight of our operations. Our “Engineered Products Operations”, which was previously reported within our Fabrication Services operating group, is now reported within our Technology operating group. The segment information for 2017 has been recast to conform to the 2018 presentation.

(3)   The break-out of March 31, 2018 and December 31, 2017 backlog including equity method backlog represents a non-GAAP financial disclosure, which we believe provides a better indication of the total unearned value of our new awards.

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2018	2017
ASSETS

Current assets	$1,820,052	$1,830,673
Equity investments	209,565	206,118
Property and equipment, net	415,665	418,531
Goodwill and other intangibles, net	3,029,312	3,033,055
Other non-current assets	545,979	483,205
Total assets	$6,020,573	$5,971,582

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt and other borrowings, net	$2,533,509	$2,262,442
Other current liabilities	2,724,065	2,999,470
Other non-current liabilities	480,511	491,306

Shareholders' equity	282,488	218,364
Total liabilities and shareholders’ equity	$6,020,573	$5,971,582

Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Three Months
	Ended March 31,
	2018	2017
CASH FLOWS

Cash flows from operating activities	$(240,311)	$(290,682)
Cash flows from investing activities	18,814	(43,296)
Cash flows from financing activities	164,431	227,585
Effect of exchange rate changes on cash and cash equivalents	7,656	21,316
Decrease in cash and cash equivalents	(49,410)	(85,077)
Cash and cash equivalents, beginning of the year	354,639	505,156
Cash and cash equivalents, end of the period	305,229	420,079
Cash and cash equivalents, end of period - discontinued operations	—	(17,782)
Cash and cash equivalents, end of period - continuing operations	$305,229	$402,297

OTHER FINANCIAL DATA

Increase in receivables, net	$(6,422)	$(217,122)
Change in contracts in progress, net	(196,506)	(6,057)
Increase in inventory	(11,405)	(12,346)
Decrease in accounts payable	(21,660)	(95,117)
Change in contract capital	$(235,993)	$(330,642)

Depreciation and amortization	$18,738	$26,264
Capital expenditures	$8,099	$12,274